Exhibit 4.8

BLACK RIDGE OIL & GAS, INC.

UP TO 431,819,910 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS
TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., CENTRAL TIME,
ON SEPTEMBER 8, 2017, SUBJECT TO EXTENSION AND EARLIER TERMINATION.

August 3, 2017

To Our Clients:

We are sending this letter to you because we hold shares of BLACK RIDGE OIL & GAS, INC. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) for you. The Company has commenced a rights offering of up to an aggregate of 431,819,910 shares of Common Stock of the Company (the “Shares”) at a subscription price of $0.012 per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Common Stock as of August 2, 2017 (the “Record Holders”). The Rights are described in the Company’s prospectus, dated August 3, 2017 (as the same may be amended, the “Prospectus”), and evidenced by a rights certificate (the “Rights Certificate”) registered in your name or in the name of your nominee.

The Company has distributed one of a Subscription Right for each share of the Common Stock that such Record Holder owned on August 2, 2017. Each Right entitles the Record Holder to purchase nine Shares at the Subscription Price (the “Subscription Privilege”). There is no minimum number of Shares any Record Holder must purchase, but Record Holders may not purchase fractional Shares, and we will round the number of shares issued down to the nearest whole number. Any excess subscription payment received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned promptly.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Subscription Privilege. When you send in that form, you must also send the full purchase price for the number of Shares that you have requested. We are (or our nominee is) the Record Holder of the Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1. Letter to Subscription Rights holders from the Company;

2. Prospectus; and

3. Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised prior to 5:00 p.m., Central Time, on August [30], 2017, subject to extension and earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact Broadridge Corporate Issuer Solutions, Inc., the Information Agent, by telephone ((855) 793-5068) or by email (shareholder@broadridge.com).